Exhibit 99.1

Contact:	Christina Pretto (AIG News Media) 212-770-7083 Teri Watson (AIG Investment Community) 212-770-7074 Beatrice Lin (in Taiwan) +886-937-072-461
AIG ENTERS INTO AGREEMENT TO SELL NAN SHAN
TO CONSORTIUM LED BY PRIMUS FINANCIAL
NEW YORK, October 12, 2009 — American International Group, Inc. (AIG) today announced an agreement to sell its 97.57% share of Nan Shan Life Insurance Company, Ltd. (Nan Shan) to a consortium comprising Primus Financial Holdings Limited, the Hong Kong-based financial services firm, and China Strategic Holdings Limited, the Hong Kong Stock Exchange-listed investment company, for approximately US$2.15 billion.
     “We are pleased to have found a buyer who shares our confidence in Nan Shan’s bright future, and who has pledged to continue Nan Shan’s commitment to its policyholders, agents, and employees, as well as to the people of Taiwan,” said Robert Benmosche, AIG Chief Executive Officer.
     In acquiring Nan Shan, the Primus Financial consortium has agreed to maintain the Nan Shan brand, the existing compensation and benefits package for employees and the existing agency organizational and commission structure for a minimum of two years following the closing of the transaction. The current Nan Shan management team will remain in place.
     Established in 1963, Nan Shan is the largest life insurer in Taiwan by total book value and the third largest by total premiums, serving four million policyholders via an extensive network of 24 branches, 450 agency offices, approximately 4,000 employees, and more than 34,000 agents.
     Blackstone Advisory Partners and Morgan Stanley acted as financial advisors and Debevoise & Plimpton LLP and Lee & Li, Attorneys-At-Law served as legal advisors to AIG on this transaction.
     The transaction is subject to the satisfaction of certain conditions, including receipt of regulatory approval.
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American International Group, Inc.
70 Pine Street, New York, NY 10270

AIG Enters Agreement to Sell Nan Shan to Consortium Led by Primus Financial
October 12, 2009
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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